Exhibit 10.88

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

Execution Copy

LICENSE AGREEMENT

BETWEEN

CETACEA LIMITED

AND

Q-MED AB

LICENSE AGREEMENT

This License Agreement is made and entered into this 2nd day of June, 2009 by and between Q-MED AB, a corporation of organized under the laws of the Kingdom of Sweden with corporate registration number 556258-6882 (“Q-Med”), and CETACEA LIMITED, a limited company organized under the laws of the Republic of Ireland (“Ireland”). Each of Q-Med and Ireland shall be referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND:

Q-Med is engaged in the research, development and commercialization of pharmaceutical products and/or medical devices. Q-Med has developed its Deflux® and Solesta® products containing polymerized and cross-linked hyaluronic acid and dextranomer microspheres, wherein the hyaluronic acid is derived from non-animal sources, for the treatment of urinal incontinence and vesicoureteral reflux and fecal incontinence respectively. Ireland possesses capabilities in the promotion and marketing of pharmaceutical products and/or medical devices and is a wholly-owned subsidiary of Q-Med. Q-Med desires to grant, and Ireland desires to obtain, the rights and licenses set forth herein with respect to Licensed Products (as defined herein), upon the terms and conditions set forth in this Agreement (as defined herein).

The Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. All capitalized terms not otherwise defined in this Agreement shall have the meaning given to such term in the Ireland Supply Agreement. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“937 Patent” means the patent bearing U.S. Patent No. 5,827,937 and entitled “Polysaccharide gel composition” and any of its foreign counterparts, together with any extensions, reissues, continuations, divisionals, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates or certificates of inventions thereof.

“Actions” means any action, claim, suit, litigation, arbitration, investigation, notification or other proceeding brought by a Governmental Authority or other person.

“Affiliate” of an entity means any other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the entity. For purposes of this definition, the ownership of 50% or more of the equity or voting interests in such other entity shall presumptively mean that such entity “controls” such other entity. An entity that is an investment company (including, for the avoidance of doubt, Oceana Holding, LLC), whether or not registered under the Investment Company Act of 1940, as amended, shall not be deemed an Affiliate of Ireland.

“Agreement” means this Agreement and all schedules and exhibits attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“ASP” means the Average Sales Price, which shall be calculated by dividing the Net Sales of Licensed Product in the applicable territory in a quarter or other measurement period agreed to by the parties, by the number of Units of Licensed Product reflected in such Net Sales.

“Business Day” means any day between and including Monday through Friday; provided, that, with respect to any payment to be made or forecast or notice to be provided hereunder by a Party, if the date on which such payment, forecast or notice is due falls on a national bank holiday (by law or executive order) in the country in which the principal place of business of either Party (or, in the case of a payment, only the paying Party) is located, such payment, forecast or notice shall be due on the next day on which banks in such country(ies) are open for business.

“CE Mark” means the CE marking of conformity/EC Design Examination issued by a Notified Body in the European Union, including 2021098CE03 and 2021098DE05 for the Deflux Product and CE 2021098CE08 and DE 2021098DE12 for the Solesta Product.

“Commercialization” or “Commercialize” means any and all activities directed to: (i) marketing, promoting, distributing, importing, offering to sell and/or selling the Licensed Products, including market research, seeking appropriate reimbursement, billing and coding support for physicians and clinics, product related public relations, planning, detailing, marketing, distribution, creative development of visual sales aids, direct mail, telemarketing and teledetailing, media placement and advertising, field marketing events, and sales meetings; and (ii) medical affairs support (including medical education programs, medical meetings and educational grants), regulatory affairs and quality assurance support (including adverse event reporting and post-market surveillance studies, whether for marketing purposes, post-marketing experience investigations, regulatory compliance or as a condition to obtaining, maintaining or amending a Regulatory Approval). For purposes of clause (i) of this definition, in reading Sections 2.4 and 3.1(b) below, this term shall include products other than Licensed Products.

“Commercially Reasonable Efforts” means, with respect to Ireland, exerting such effort and employing such resources as would normally be exerted or employed by a U.S. specialty pharmaceutical company of comparable revenues, assets and committed capital resources as Ireland, or, with respect to Q-Med, a Swedish medical device company, taking into account all relevant considerations including, the phase of development of, and technical risks relating to, the product, the development and proprietary positions of Third Parties, the regulatory structure involved, the likely cost of goods, the competitiveness and size of the relevant marketplace, and the potential profitability of the Licensed Product, when utilizing sound and reasonable scientific, business and medical practice and judgment.

“Confidential Information” shall have the meaning set forth in Section 10.1.

“Control” or “Controlled” means, with respect to any item of Information or any intellectual property right, the possession (other than pursuant to this Agreement) of the right or ability of a Party or any of its Affiliates to grant to the other Party or a Third Party access to and/or a license under such item or right as provided herein without violating the terms of any agreement or arrangement with any Third Party existing before or after the Effective Date.

“Deflux Product” means the product containing a biocompatible gel composition formed from polymerized and cross-linked hyaluronic acid and dextranomer microspheres, wherein the hyaluronic acid is derived from non-animal sources, that is a formulation contained in a disposable syringe, excluding the Deflux needle, as more specifically described on Schedule B attached to the Ireland Supply Agreement, and as such Schedule B may be amended from time to time in accordance with Section 2.3 of the Ireland Supply Agreement.

“Effective Date” means the date of the consummation of the transactions set forth in the SPA.

“Establishment License” means Registration number 9710154 and Owner/Operator number 9042143.

“European Union” means all members of the European Union, as applicable from time to time.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority.

“IDE” means an investigational device exemption or other application required to be submitted to Regulatory Authorities and be approved or otherwise legally effective before the commencement of any human clinical study of a Licensed Product.

“Improvements” means any improvement or modification of a then-existing Licensed Product (including new clinical uses of and modifications to the formulation), whether or not patented, in the Licensed Field.

“Information” means any and all know-how and information, trade secrets, clinical development and other technical and marketing information related to the Licensed Products (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form, that are necessary or reasonably useful, in the ordinary course of business, for the use, distribution, importation or Commercialization of a Licensed Product in the Territory, including sales and marketing materials, and medical, clinical, pre-clinical, product development, stability, toxicological testing and other scientific data, relating to the Licensed Products; provided, however, that Information shall not include information that either Party is under an obligation to unrelated Third Parties not to disclose, such as patient data, and Information shall not include any non-public information from which any manufacturing process employed by or on behalf of Q-Med in the production of a Licensed Product can be derived by one reasonably skilled in the art and science of medical device, chemical and/or pharmaceutical manufacturing.

“Ireland Losses” has the meaning given in Section 9.1 below.

“Licensed Field” means diagnosis, treatment or prevention of (a) urological indications including urinary and fecal incontinence, (b) gastroenterology focused indications involving the gastrointestinal tract including umbilical hernia, below, but not including, the vocal chords or (c) any combination of the foregoing.

“Licensed Product” means (a) the Deflux Product and Solesta Product and all Improvements thereof, and (b) all other biocompatible gel compositions containing polymerized and cross-linked hyaluronic acid, derived from a non-animal source, and dextranomer microspheres, and all Improvements thereof, that, in all such cases, is a formulation that is capable of being administered by an injection through a needle for use in the Licensed Field.

“Losses” means Q-Med Losses or Ireland Losses, each as defined below, as the context requires.

“Major Markets” means Canada and the following countries within the European Union: France, Germany, Spain, Italy and the United Kingdom.

“Manufacture” and “Manufacturing” and other forms of such words means the manufacturing, processing, filling, handling, storage, packaging and quality control testing (including in-process, raw materials, component, manufacturing product release and stability testing) of Licensed Products.

“Market Launch” means the first offer of a Licensed Product other than the Deflux Product for commercial sale to the public following Regulatory Approval.

“NASHA Trademark” has the meaning given in Section 2.1(c) below. For purposes of clarity, the NASHA Trademark shall not be deemed a Q-Med Trademark.

“Net Sales” means the gross sales invoiced to Third Parties by Ireland, its Affiliates or Sublicensees for the Licensed Products in finished packaged form, less the following deductions, in accordance with GAAP (to the extent such amounts are included in the amount invoiced for such Licensed Product and are customary and reasonable):

(a) any refunds for rejects, defects and returned product (including those subject to recall), and trade, quantity, promotional, early payment and other customary discounts actually allowed and taken directly with respect to such sales; provided, that where any such discount is based on sales of a bundled set of products in which Licensed Product is included, the discount shall be allocated to such Licensed Product on a pro rata basis based upon the sales value (i.e. the unit average selling price in the prior quarter multiplied by the unit volume) of such Licensed Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b) any rebates or chargebacks (including rebates to governmental authorities and managed care organizations);

(c) any sales, use, occupation, or excise taxes, duties or other governmental charges imposed and paid with respect to the sale (including VAT), delivery or use of such Licensed Products (excluding national, state or local taxes based on net income or gross receipts taxes imposed in lieu of net income taxes);

(d) any freight, postage, or transportation insurance charges; and

(e) wholesaler or distributor fees for physical distribution of Licensed Products.

Notwithstanding the foregoing, (i) no discount, allowance, rebate, chargeback, or any similar amount, however designated, that is given or associated with the purchase by the Third Party of any product other than the Licensed Product, or with the purchase or provision of any service, shall be taken into consideration in calculating any deductions from the invoiced amount, and (ii) no deductions shall be taken for sales commissions and fees and other marketing and sales costs. Such amounts shall be determined from the books and records of Ireland, its Affiliates and Sublicensees, all of which shall be maintained in accordance with generally accepted accounting principles, consistently applied. In the case of any sale of a Licensed Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received. For the avoidance of doubt, sales on a named patient basis or for compassionate use shall be included in Net Sales.

For purposes of clarity, in calculating Net Sales of Licensed Products: (i) to a person who renders any service to a Selling Party, in no event shall the price of the Licensed Product be discounted to reflect any portion of such services, except for incidental distribution services customarily rendered by a seller of comparable products without charge; and (ii) sold in a bundle with other products, the price shall reflect the discount permitted under Section 5.8 below.

“Notified Body” means the certification organization designated by the relevant Member State of the European Union, authorized to conduct conformity assessments in accordance with the procedures listed in the European Council Directive concerning Medical Devices, 93/42/EEC (OJ No L 169/1, July 12, 1993), as amended.

“Old Technology” has the meaning ascribed to the term “Technology” as defined in and as limited by the Biomatrix License Agreement.

“Prior Agreements” means, collectively:

(a) that certain Settlement Agreement dated as of September 28, 1999 by and between Biomatrix, Inc., and Bengt Agerup, Q-Med AB (publ), Medinvent, Qymed Sarl, Q-Med (UK) Ltd., Q-Med GmbH, Q-Med (Sweden) Australia Pty Ltd., Qvestor AB, Spectra Lab AB, Q-Med Inc., and Q-Med Scandinavia Inc.;

(b) that certain License Agreement dated as of September 28, 1999 by and between Biomatrix, Inc., and Bengt Agerup, Q-Med AB (publ), Medinvent, Qymed Sarl, Q-Med (UK) Ltd., Q-Med GmbH, Q-Med (Sweden) Australia Pty Ltd., Qvestor AB, Spectra Lab AB, Q-Med Inc., and Q-Med Scandinavia Inc. (the “Biomatrix License Agreement”); and

(c) that certain Royalty Agreement dated as of September 28, 1999, by and between by and between Biomatrix, Inc., and Bengt Agerup, Q-Med AB (publ), Medinvent, Qymed Sarl, Q-Med (UK) Ltd., Q-Med GmbH, Q-Med (Sweden) Australia Pty Ltd., Qvestor AB, Spectra Lab AB, Q-Med Inc., and Q-Med Scandinavia Inc., as each has been amended by that certain Amendment dated as of September 10, 2004 between and among Genzyme Corporation, as successor in interest to Biomatrix, Inc., and the other parties to each of the foregoing agreements.

“Q-Med Copyrights” means any published or unpublished work related to Commercialization of the Licensed Products that is Controlled by Q-Med or any of its Affiliates at any time during the Term.

“Q-Med Domain Names” means all internet uniform resource locators and domain names related to the Commercialization of the Licensed Products that are Controlled by Q-Med or any of its Affiliates at any time during the Term. The Q-Med Domain Names in existence as of the Effective Date are as set forth on Schedule C hereto.

“Q-Med Field” means all uses outside the Licensed Field for: (a) the Solesta Product and all Improvements thereof; (b) the Deflux Product and all Improvements thereof; and (c) all other biocompatible gel compositions containing polymerized and cross-linked hyaluronic acid, derived from a non-animal source, and dextranomer microspheres, and all Improvements thereof that, in all such cases, is a formulation that can be administered by an injection through a needle.

“Q-Med IP” means the Q-Med Copyrights, Q-Med Domain Names, Q-Med Patents, the Q-Med Trademarks and the Q-Med Information.

“Q-Med Information” means all Information that is Controlled by Q-Med or any of its Affiliates at any time during the Term.

“Q-Med Losses” has the meaning given in Section 9.2 below.

“Q-Med Patents” means the patent and patent applications set forth on Schedule A and any other patent or patent application in the Territory Controlled by Q-Med or any of its Affiliates at any time during the Term that covers the Licensed Product for use in the Licensed Field, including composition of matter, formulations, kits, delivery devices, method of manufacturing or use, together with any extensions, reissues, continuations, divisionals, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates or certificates of inventions thereof.

“Q-Med Trademarks” means each trademark set forth on Schedule B, including marks subsequently added by Q-Med and such other trademarks as the Parties may mutually agree.

“QMS Supply Agreement” means the Supply Agreement, dated as of the date hereof, between Q-Med and Q-Med Scandinavia Inc., as the same may be amended or supplemented from time to time in accordance with the terms thereof.

“Regulatory Approval” means any and all approvals (including any necessary governmental price or reimbursement approvals), clearances, exemptions, licenses, registrations or authorizations of the applicable Regulatory Authority, necessary for the use, storage, import, promotion, marketing and sale of Licensed Product in the Licensed Field in such jurisdiction in the Territory, including all CE Marks.

“Regulatory Authority” means any competent or other governmental authority (whether supranational, national, foreign, federal, state, provincial, municipal or other) administrative agency or commission regulating the exportation, importation, use, or Commercialization of medical devices such as Licensed Products in any jurisdiction within the Territory.

“Regulatory Filing” means the relevant application or submission for Regulatory Approval of a Licensed Product, including a CE Mark in the European Union and all supplements, modifications, amendments, reports, submissions, records and other documents required to be filed with a Regulatory Authority in connection therewith.

“ROW Countries” means all countries in the Territory. “ROW Country” is any of the ROW Countries.

“SEK” means Swedish Krona, the currency currently used in Sweden or the equivalent value in Euro if the Euro is adopted as the official currency used in Sweden at the official exchange rate.

“Solesta PMA Approval Clinical Trial” means the trial bearing identification number of 33 DA 0404 entitled “Randomized, Subject and Evaluator Blinded, Sham-Controlled, Multi-Center Study to Evaluate Efficacy and Safety of NASHA/Dx for the Treatment of Fecal Incontinence.”

“Solesta Product” means the product containing a biocompatible gel composition formed from polymerized and cross-linked hyaluronic acid and dextranomer microspheres, wherein the hyaluronic acid is derived from non-animal sources, that is a formulation contained in a disposable syringe, as more specifically described on Schedule B attached to the Ireland

Supply Agreement, and as such Schedule B may be amended from time to time in accordance with Section 2.3 of the Ireland Supply Agreement. Schedule B includes descriptions of the Solesta Product (i) as sold by Q-Med on the Effective Date and (ii) as currently being used in the PMA Approval Clinical Trial with respect to the gel composition and as intended to be sold in the U.S.

“SPA” means that certain Stock Purchase Agreement, dated as of April 22, 2009, entered into between Q-Med and Oceana Therapeutics LLC.

“Sublicensee” means an entity to which Ireland grants a sublicense of its rights pursuant to Section 2.2 of this Agreement.

“Supply Agreements” means the Ireland Supply Agreement and the QMS Supply Agreement.

“Term” shall have the meaning set forth in Section 11.1.

“Territory” means worldwide excluding the U.S.

“Third Party” means any person or entity other than Q-Med, Ireland or their respective Affiliates or Sublicensees.

“Third Party IP” means any copyrights, domain names, patents and patent applications, trademarks and Information or other intellectual property rights owned or controlled by a Third Party.

“Units” means with respect to (a) the Solesta Product: a package containing four pre-filled syringes, each containing 1 ml of gel, plus five needles plus a package insert or instructions for use, or such other definition as the Parties shall designate in the event of modifications to the Solesta Product hereunder or pursuant to the Ireland Supply Agreement; (b) the Deflux Product: a package containing one pre-filled syringe, containing 1 ml of gel, plus a package insert or instructions for use, or such other definition as the Parties shall designate in the event of modifications to the Deflux Product hereunder or pursuant to the Ireland Supply Agreement, (c) other Licensed Products, such other definition as the Parties shall designate.

“U.S.” means the United States and its territories and possessions, including Puerto Rico.

1.2 Interpretation

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” or “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) “Herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c) All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) Unless otherwise provided, all references to Sections, Articles, Schedules and Appendices are to Sections, Articles, Schedules and Appendices of and to this Agreement;

(e) All references to days, months, quarters, or years are references to calendar days, calendar months, calendar quarters, or calendar years unless the term “Business Days” is used; and

(f) Any reference to any supranational, national, federal, state, local, or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, within any jurisdiction or jurisdictions subject thereto unless the context requires otherwise.

ARTICLE II

LICENSE GRANTS

2.1 Grant. Q-Med hereby grants to Ireland:

(a) the exclusive (including with respect to Q-Med, except to the extent Q-Med retains rights to permit it to perform in accordance with Section 2.3 below) license under the Q-Med IP to Commercialize, but not to develop or manufacture, the Licensed Products in the Territory for the Term of this Agreement. The exclusive nature of the foregoing license is subject to the rights granted pursuant to the Prior Agreements with respect to the Old Technology, including U.S. Patent No. 5,633,001. The foregoing license includes the license described in Section 7.1 below. For avoidance of doubt, in no event shall Ireland have any rights whatsoever outside of the Licensed Field. Ireland may sublicense the rights granted under this Section 2.1(a) only to the extent provided in Section 2.2.

(b) a royalty-free, nonexclusive license to use the trademark “NASHA” (the “NASHA Trademark”) in accordance with and subject to the guidelines set forth in Schedule 2.1(b) hereto in connection with the exercise by QMS of the licenses granted in Section 2.1(a) above.

2.2 Right to Sublicense.

(a) Ireland may sublicense the rights granted under Section 2.1(a), without any further right of sublicense, only as follows: Ireland may grant a sublicense to an Affiliate without the consent of Q-Med, or to a Third Party upon the consent of Q-Med, which consent may only be withheld if such Third Party is reasonably determined by Q-Med to be then competing with Q-Med on the date of the grant of the sublicense. Consent of Q-Med shall be deemed given if Q-Med fails to notify Ireland in writing, of its refusal to consent within twenty (20) days of its receipt of notice of request for consent, accompanied by reasonably detailed and accurate information about the prospective sublicensee.

(b) Notwithstanding any sublicense granted hereunder, Ireland shall in all events remain jointly and severally liable to Q-Med for compliance with the terms of this Agreement, including all diligence, payment and reporting obligations.

(c) Ireland shall promptly provide Q-Med with a copy of all provisions of any sublicense agreement entered into pursuant to this Section 2.2, (which copy may redact financial terms) each of which shall include provisions regarding confidentiality, indemnity, reporting, audit rights, access to data and informational obligations (collectively “Required Provisions”) no less protective or comprehensive than those set forth in this Agreement and in the Supply Agreement, and which shall name Q-Med as an intended third party beneficiary of such Required Provisions. No such agreement shall contain any provision purporting or having the effect of mitigating, abating or ameliorating the effect of the Required Provisions, or granting to such sublicensee the right to grant further sublicenses. All sublicenses granted in violation of this Section 2.2 are void ab initio.

2.3 Transition Arrangements.

(a) Transition Period. The parties shall use Commercially Reasonable Efforts to transfer the existing business of marketing and selling Deflux Products and Solesta Products from Q-Med to Ireland, and to assist Ireland to obtain all Regulatory Approvals necessary for Commercialization, not later than six (6) months following the Effective Date (“Transition Period”), except as otherwise provided in subsection (c) below.

(b) Q-Med Sales. Upon Ireland’s determination that it has completed transfer of the existing business of marketing and selling Deflux Products and Solesta Products in a specified territory, Ireland shall so notify Q-Med, which thereupon shall cease all sales and marketing efforts. Until receipt of such notice with respect to such market, Q-Med shall retain the right to market and sell Deflux Products and Solesta Products in such market, shall continue to manage the marketing and sale of Deflux and Solesta in a manner comparable to its operations prior to the date hereof, continue to manage the regulatory aspects including continuing the process of obtaining Regulatory Approval for Deflux in Japan, and within ten (10) business days following the end of each calendar month, shall account to Ireland for all such sales in conformity to the model set forth as Schedule 2.3(b). Q-Med shall pay any amount owed to Ireland as shown in such accounting together with such accounting. To the extent such accounting shows that there is an amount owing by Ireland to Q-Med, such amount shall be paid within fifteen (15) business days of the delivery of such accounting.

(c) Distribution Agreements. Q-Med and its Affiliates are now selling the Deflux Product in certain countries through Third Party distributors under the arrangements identified in Schedule 2.3(c) (the “Existing Distribution Arrangements”). Pending the disposal of existing inventory and the transfer, if applicable, of relevant Regulatory Approvals to Ireland or Ireland securing Regulatory Approvals, all Deflux Product and Solesta Product sold in such countries shall contain the current labeling. As set forth in the SPA, the Parties intend that prior to the consummation of the transactions contemplated by the SPA, Q-Med shall give notice that the rights to distribute Deflux Product and the Solesta Product under the Existing Distribution Arrangements will be terminated in accordance with the terms of such Existing Distribution Arrangements.

(d) All commitments made by Q-Med pertaining to in participation at conferences for the further commercialization of the Solesta Product and Deflux Product as set forth in Schedule 2.3(d) hereto shall be fully reimbursed by Ireland. All such costs actually incurred by Q-Med will be invoiced by Q-Med.

2.4 Exclusivity. During the Term of this Agreement: (a) except as expressly permitted in this Agreement, neither Ireland nor any of its Affiliates shall conduct (nor grant any rights to Third Parties to conduct) any research, development, manufacturing or Commercialization activities, alone or with Third Parties, with respect to injectible bulking agent products for use in the Licensed Field; and (b) except as expressly permitted in this Agreement, neither Q-Med nor any of its Affiliates shall (i) Commercialize the Licensed Product in the Licensed Field, or (ii) exploit the Solesta or Deflux trademarks within or outside of the Licensed Field. Notwithstanding the foregoing, nothing herein shall in any way restrict the right of Q-Med to exploit the Q-Med Trademarks to identify itself as the manufacturer and developer of the Licensed Products.

2.5 Improvements.

(a) Q-Med. All Improvements Controlled by Q-Med or any of its Affiliates during the Term shall be included under the licenses granted to Ireland under Section 2.1.

(b) Ireland. To the extent permitted by any contractual arrangement by which Ireland acquires Control of any Improvement, Ireland hereby grants Q-Med a worldwide, non-exclusive license, to use in the Q-Med Field any Improvements Controlled by Ireland or any of its Affiliates during the Term upon terms and conditions to be mutually agreed upon by the parties. Q-Med may further sublicense any of its rights granted under this Section 2.5(b) other than to a Third Person reasonably determined by Ireland to be then competing with Ireland.

2.6 Reservation of Rights; No Implied Rights. Except as expressly stated herein, Ireland shall have no other right to use, or interest in, the Q-Med IP or the Licensed Products.

ARTICLE III [Intentionally Omitted]

ARTICLE IV

REGULATORY

4.1 Ireland Regulatory Obligations. Except as set forth in Section 4.3(b), as between the Parties, Ireland will be responsible for seeking Regulatory Approvals of Licensed Products in the Territory that have not heretofore been obtained and for maintaining all Regulatory Approval of Licensed Products, in all cases at its expense, and to take all necessary steps appertaining thereto including, in the case of the EU, designating an “authorized representatives” (as defined in Directive 93/42/EEC). Ireland will use Commercially Reasonable Efforts to compile, submit, and prosecute in a timely manner, all necessary data, documents and Regulatory Filings (including labeling) in a format acceptable to the applicable Regulatory Authorities for those jurisdictions within the Territory in which Ireland desires to seek Regulatory Approval which shall, in all events, include all of the countries identified as Major Markets.

4.2 Q-Med Obligations. Q-Med shall provide to Ireland any information required and reasonably necessary for Ireland to prepare or maintain any Regulatory Approval.

4.3 Ownership of Regulatory Approvals.

(a) Transfer Existing Approvals. Subject to and in accordance with the transition procedures referred to in Section 2.3, Q-Med shall, at its cost and expense, take all actions required to be taken by a licensor: (i) to enable Ireland to obtain the required CE Marks and (ii) to assign to Ireland the other Regulatory Approvals for the sale of the Solesta Product and the Deflux Product that are held by Q-Med or any of its Affiliates as of the Effective Date, or

otherwise enable Ireland to obtain such other Regulatory Approvals existing on the Effective Date. During the Transition Period, Q-Med shall use Commercially Reasonable Efforts to assist Ireland with the transition procedures regarding Regulatory Approvals described in the immediately preceding sentence without charging any fee for such work.

(b) Future Approvals.

(i) New Licensed Products. All IDE and other Regulatory Approvals for the sale of Licensed Products in the Territory during the Term of this Agreement submitted or amended after the Effective Date shall be prepared and submitted by Ireland in its name. In addition, if required in any ROW Country, such IDEs or Regulatory Approvals shall be submitted by one of the Ireland Affiliates, in the name of Ireland, if permitted, and otherwise in the name of the Ireland Affiliate.

(ii) Cooperation. Q-Med shall use Commercially Reasonable Efforts to provide Information to Ireland to assist Ireland to respond to questions from applicable Regulatory Authorities.

4.4 Adverse Event Reporting. Promptly after the date hereof, each Party shall develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events, and product complaints involving adverse events, sufficient to permit each Party to comply with its vigilance and medical device reporting and other legal obligations to the appropriate Regulatory Authorities, including, in the case of Q-Med, any such obligations in respect of other products containing hyaluronic acid that are manufactured or sold by Q-Med and in respect of the activities related to the Licensed Products undertaken by Q-Med pursuant to Section 2.3 during the Transition Period. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. Ireland shall be responsible for reporting all adverse events to the appropriate Regulatory Authorities in the Territory in accordance with applicable laws and regulatory requirements and for establishing and maintaining all required files of product complaints and reportable events. Ireland shall ensure that its Affiliates and Sublicensees comply with all such reporting obligations.

ARTICLE V

COMMERCIALIZATION

5.1 Commercialization and Market Launch. Ireland shall use Commercially Reasonable Efforts to optimize Commercialization of the Licensed Products in all Major Markets.

5.2 Performance Requirements and Commercialization Activities for the Deflux Product and Solesta Product and Improvements thereof.

(a) INTENTIONALLY OMITTED

(b) Performance Requirements for the Solesta Product and Improvements. For the initial [*] month period commencing after the [*] anniversary of the Effective Date, Ireland shall achieve Unit sales goals that shall be no less than [*] during the [*] month period ending on such [*] anniversary date. No later than [*] days prior to the commencement of each subsequent [*] month period, Q-Med and Ireland will in good faith agree upon ROW Country Unit target sales goals, which target, for the first [*] such periods, shall in no event be lower than the higher of [*] in the immediately preceding period.

(c)	INTENTIONALLY OMITTED

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) Sales of Deflux Product and Improvements. Commencing on [*] and for each subsequent [*] month period, and no later than [*], and [*] days prior to the commencement of each such subsequent [*] period, Q-Med and Ireland will in good faith agree upon ROW Country Unit target sales goals for such period, which target, for the first [*] such periods, shall in no event be lower than [*] Units; provided, however, the [*] Unit sales minimum shall be reduced directly by any corresponding decrease in any Unit sales, compared to Unit sales in the immediately preceding year, in any ROW Country where a Third Party distribution agreement with Q-Med, Q-Med Polska SP z.o.o., Q-Med International Ltd. or Q-Med (Sweden) Australia Pty. Ltd. is terminated on or about the Effective Date or within the Transition Period hereunder and not renewed or replaced by Ireland during any such period.

(e) INTENTIONALLY OMITTED

(f) Sales of Other Licensed Products. The Parties will negotiate in good faith the establishment of performance requirements with respect to Commercialization Activities for other Licensed Products, if any, anywhere in the Territory.

5.3 Failure to Commercialize.

(a) Loss of Exclusivity. If Ireland fails in any [*] years to achieve the sales targets set forth in Section 5.2(b), Q-Med shall have an exclusive right, but not an obligation, at its sole discretion, to convert the license granted under section 2.1 with respect to the Solesta Product and its Improvements into a non-exclusive license for the balance of the Term in the Territory. If Ireland fails in any [*] years to achieve the sales targets set forth in Section 5.2(d), Q-Med shall have the right (the “Sales Shortage Conversion Right”), but not an obligation, at its sole discretion, to convert the license granted under Section 2.1, with respect to the Deflux

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Product and its Improvements into a non-exclusive license for the balance of the Term in the Territory. Q-Med shall give Ireland at least [*] days’ written notice prior to exercising such right (“Conversion Date”). Ireland shall thereupon have the right to terminate the Sales Shortage Conversion Right by paying to Q-Med, prior to the Conversion Date, an amount [*].

(b) Regulatory Approvals. If at any time a license granted hereunder by Q-Med to Ireland with respect to a Licensed Product shall cease to be exclusive, Ireland shall take such actions, at the expense of Q-Med, as are within its control as shall be reasonably necessary to enable Q-Med to Commercialize such Licensed Product in the relevant jurisdiction.

5.4 Marketing Plans. Commencing in October, 2009 and thereafter prior to October 31 of each year, Ireland shall submit to Q-Med its regularly prepared annual marketing plans for the Licensed Products for the following year, such plans to include plans relating to the pre-launch, Market Launch, promotion and sale of the Licensed Products, including the number of sales representatives and the general nature of the marketing and advertising campaigns proposed to be conducted (the “Marketing Plans”). The Marketing Plans shall be designed to fulfill Ireland’s undertakings pursuant to this Article V.

5.5 Prohibited Marketing and Sales Activities.

(a) Ireland shall cause its and its Affiliates’ and permitted Sublicensees’ sales representatives to Commercialize a Licensed Product only for use in the Licensed Field. For purposes of clarity, Ireland (and its Affiliates and permitted Sublicensees) shall have the right to promote Licensed Products to physicians and medical health care professionals in practice areas other than gastroenterology and urology, so long as the promotional messages are related to the use of the Licensed Products in the Licensed Field.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Each Party shall use Commercially Reasonable Efforts to police the Commercialization of the Licensed Products to ensure that (i) as to Ireland, Licensed Products sold by Ireland, its Affiliates and Sublicensees and distributors are not used outside the Licensed Field, and (ii) as to Q-Med, Licensed Products sold by Q-Med, its Affiliates and sublicensees and distributors are not used in the Licensed Field (in each of (i) and (ii), an “Out of Field Use”). If either Party believes that Licensed Products have been or are being used or Commercialized for an Out-of-Field Use, such Party, without limiting its rights or remedies otherwise available under this Agreement, shall present the other Party with such evidence of such Out-of-Field Use available to such Party. Subject to the right to dispute such claim, the other Party shall use Commercially Reasonable Efforts promptly to cause such Out-of-Field Use to cease.

5.6 Compliance with Laws. Each Party shall, and shall cause its Affiliates and Sublicensees to, comply in all material respects with all applicable laws, statutes, rules, regulations, ordinances, and compulsory directives, guidances, policies or pronouncements of law, of any Governmental Authority, including the Medical Device Directive (Directive 93/42/EEC) and the regulations promulgated pursuant to such laws, and comparable foreign, national, multi-national, supranational, provincial and local laws, statutes, rules, regulations, ordinances and compulsory directives, guidances, policies or pronouncements of law, of any Governmental Authority (collectively “Laws”) that pertain to the activities for which such Party is responsible under this Agreement or the Supply Agreement, including maintaining in full force and effect or renewing any permits or applications necessary for such activities (including, in the case of Q-Med, the Establishment License). The termination or expiration of this Agreement shall not relieve either Party of its responsibility to comply in all material respects with any regulatory requirements associated with Licensed Products.

5.7 Marketing and Promotion. Commercialization of the Deflux Products and Solesta Products by Ireland shall prominently incorporate the Deflux trademark and the Solesta Trademark, as the case may be. To the extent permitted by Law, and if reasonably practicable, all labeling, packaging and promotional materials for the Licensed Products shall identify Q-Med as the manufacturer and licensor of such Licensed Products.

5.8 Discounting. [*]

ARTICLE VI

CONSIDERATION

6.1 INTENTIONALLY OMITTED

6.2 Royalties.

(a) Ireland shall pay a royalty, following first commercial sale of each Licensed Product by Ireland through the expiration of the last-to-expire issued patent included in the License Agreement and valid on each market, equal to the percentage shown below of Net Sales of the Licensed Products and Improvements thereof as described below (the “Royalties”) and, thereafter, in accordance with Section 6.4 below. Net Sales shall be determined on an annual basis separately for direct sales by Ireland, its Affiliates or Sublicensees but shall then be aggregated (see column (A) and the applicable Royalty Rate as set forth in column (B)) as follows:

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Ireland shall pay a fixed royalty per Unit for sales in accordance with the following:

Deflux
Unit Sales in the European Union	Royalty
All	[*] SEK per Unit

Unit Sales in Canada
All	[*] SEK per Unit

Unit Sales in Japan
All	[*] SEK per Unit

Unit Sales outside the European Union, Canada and Japan
All	[*] SEK per Unit

Solesta

Unit Sales in the European Union	Royalty
All	[*] SEK per Unit

Unit Sales in Canada and Japan
All	[*] SEK per Unit

Unit Sales outside the European Union, Canada and Japan
All	[*] SEK per Unit

(b) During each [*] calendar month period during the initial [*] following the Effective Date, Unit Gross Margin Percentage, as defined below, of any Licensed Product sold shall be adjusted to a minimum level of at least [*] in all ROW Countries where Ireland or an Affiliate made sales of Licensed Product as principals to end users, whether through employees, sales representatives or sales agents, or [*] otherwise (hereinafter the “Unit Gross Margin Minimum”). Unit Gross Margin Percentage shall be defined as (x) the difference between the Net Sales in such applicable ROW Country during such period and the aggregate Unit Purchase

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Price (as defined in the Supply Agreement) of the Units sold in the applicable ROW Country during such period, divided by (y) Net Sales in such applicable ROW Country during such period (provided, however, in no event for purposes of this subsection (b) (excluding, however, clause (i) below) shall Net Sales in any ROW Country of any Unit of a Licensed Product be deemed less than the per-Unit ASP of such Licensed Product prevailing during the month preceding the Effective Date). For each ROW Country, in the event that (A) Net Sales (or deemed Net Sales, if applicable) in the applicable ROW Country multiplied by (B) the Unit Gross Margin percentage is less than (x) the Net Sales (or deemed Net Sales) in the applicable ROW Country multiplied by (y) the Unit Gross Margin Minimum, such shortfall (a “Gross Margin Shortfall”) shall be recovered as set forth below:

(i) the Royalties payable on actual Net Sales (without taking into account the per-Unit ASP as described above) in the applicable ROW Country shall be reduced until the Gross Margin Shortfall for such ROW Country equals [*]; or

(ii) to the extent that after the reduction in Royalties pursuant to section 6.2 (b)(i) above, a Gross Margin Shortfall still exists in the subject ROW Country, Ireland shall be entitled to a refund equal to [*].

(c) If actual Unit sales in any calendar year were less than the target Unit sales for such year (“Shortage”), Ireland shall also pay Royalties in respect of the Shortage by multiplying the [*] or [*] by the [*] for all [*], and shall pay such Royalty together with the year-end report delivered under Section 6.5 below.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Royalties for all other Licensed Products and the term for which such royalties shall be payable shall be agreed upon by the Parties prior to Commercialization of any such Licensed Product.

6.3 Royalty Term.

(a) Royalties shall be payable following the first commercial sale by Ireland of the applicable Licensed Product, and throughout the Term of this Agreement, subject to reduction pursuant to Section 6.4.

(b) Ireland acknowledges that Q-Med may not own or control patents covering the Licensed Products throughout the Territory and/or throughout the Term of this Agreement, and agrees that in addition to the license under the Q-Med Patents granted to Ireland pursuant to Section 2.1(a), substantial commercial value has been and will be contributed by the license under Q-Med Information (including know-how) granted to Ireland in Section 2.1(a) and the marketing and branding of Licensed Products under the Q-Med Trademarks. For their mutual convenience, the Parties have agreed to the royalty rates and payment obligations set forth in Section 6.2, regardless of whether the development, manufacture, use or Commercialization of such Licensed Products is covered by patents owned or Controlled by Q-Med.

6.4 Reduction in Royalties in Certain Circumstances. Commencing on such date as the Q-Med Patents have expired or have been finally adjudicated invalid by a court of competent jurisdiction with respect to a country within the Territory, and there exists Substantial Competition in such country from a competitor with a product that in all relevant respects is substantially similar to the Licensed Product, the Parties will in good faith discuss whether there is a need to reduce applicable royalties. As used herein, “Substantial Competition” means that a Third Party is selling a competing bulking agent product in the Licensed Field that has a material adverse effect on Ireland’s sales of such Licensed Product. Ireland shall notify Q-Med in writing within ten (10) days after Ireland becomes aware of any Substantial Competition.

6.5 Reports and Payments. Commencing immediately with respect to the Deflux Product and otherwise after the Market Launch of any other Licensed Product, within [*] days after June 30, and [*] days after December 31 of each year, Ireland shall deliver to Q-Med reports true and accurate in all material respects providing the following information on a country-by-country basis and for each Unit size and for the sales tiers set forth in the table in Section 6.2: (a) total number of Units of each such Licensed Product disposed of by Ireland, its Affiliates or Sublicensees during the [*] months then ended; (b) Net Sales; and (c) Royalties payable. All Royalties shall be payable at the times such reports are due to Q-Med. The report for the year then ended shall include all information required above on a cumulative basis for such year.

6.6 Interest. In addition to any other remedies available to a Party, any required payment hereunder not made on or before the date specified in this Agreement shall bear interest from the date such payment is due until the date it is actually received by a Party at an annual rate equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect on the date such payment is due at its principal office in New York City, plus [*].

6.7 Records. Ireland, its Affiliates and Sublicensees shall, during the Term and for a period of [*] years thereafter, maintain complete and accurate books and records of account relating to the sale of the Licensed Product in the Territory, the achievement of the milestone

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

events in Section 6.1, and the calculation of Net Sales in sufficient detail to permit the accurate calculation of the payments due to Q-Med hereunder and their compliance with and adherence to the terms and conditions of this Agreement.

6.8 Audits. For the sole purpose of verifying the calculation of Net Sales hereunder, Q-Med shall have the right no more than [*] each year during the Term and for a period of [*] thereafter, to have an independent certified public accountant reasonably acceptable to Ireland examine the relevant books and records of Ireland and its Affiliates in the location(s) where such records are maintained by Ireland upon reasonable notice and during regular business hours. Results of such examination shall be made available to Ireland. The records and results of such audits shall be deemed Confidential Information of Ireland. In the event a determination is made that Q-Med has been underpaid or has overpaid, Ireland or Q-Med, as the case may be, shall promptly pay the amount by which Q-Med was underpaid or overpaid, together with interest thereon as provided in Section 6.6. The fees and expenses of the accountant performing any verification pursuant to this Section 6.8 shall be paid by Q-Med; provided, that, if a determination is made that the amount paid to Q-Med with respect to any year was less than [*] of the amount properly due to Q-Med, Ireland shall promptly reimburse Q-Med for the reasonable costs, fees and expenses of such examination.

6.9 Rate of Exchange for Non-SEK Payments. All payments by Ireland to Q-Med under Article VI (including royalties on sales by Ireland’s Affiliates and Sublicensees) shall be made by Ireland, and such payments, and all calculations of Net Sales, shall be made in SEK. With respect to any Net Sales in currencies other than SEK, the rate of exchange to be used shall be the average of the commercial rate of exchange on the first Business Day of each quarter and

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

the last Business Day of such quarter during the applicable time period for making the applicable payment or calculation for the conversion of local currency to SEK as published by Bloomberg Financial (or a comparable publication to be agreed upon by the Parties).

6.10 Taxes. If Ireland or any of its affiliates is required by Law to withhold and remit any amount to the tax or revenue authorities in any country regarding any payments or royalties, such amount shall be deducted from the amounts to be paid by Ireland, and Ireland shall notify Q-Med and promptly furnish Q-Med with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to reasonably cooperate with the other Party in claiming exemptions from or collecting such deductions or withholdings under any agreement or treaty from time to time in effect. Q-Med shall, prior to receiving any payment from Ireland or any of its Affiliates provide to Ireland such forms reasonably requested by Ireland to establish any exemption from or reduction in applicable withholding. Q-Med shall update such forms as reasonably requested or required by law.

ARTICLE VII

INTELLECTUAL PROPERTY

7.1 Ownership of Q-Med IP. Ireland agrees and acknowledges that: (a) neither Ireland nor its Affiliates or Sublicensees shall have any interest, right, or title in the Q-Med IP, other than the licenses granted in Sections 2.1 and Article III; (b) neither Ireland nor its Affiliates or Sublicensees shall obtain any rights in or to the Q-Med Trademarks through their use in connection with the Licensed Products, other than the licenses granted in Section 2.1; and (c) all goodwill associated with or attached to the Q-Med Trademarks arising out of the use thereof by Ireland, its Affiliates and Sublicensees shall inure to the benefit of Q-Med. Q-Med hereby grants to Ireland the right and license during the Term, subject to Section 7.3 below, to operate one or more websites dedicated to the Commercialization of the Licensed Products using a Q-Med

Trademark as its second-level domain name, provided, an employee or other nominee of Q-Med shall at all times be identified with the domain name registrar as the technical contact and administrative contact of each uniform resource locator associated with such domain name, and such domain name shall be considered a Q-Med Domain Name. Q-Med agrees to maintain registration for such domain names, at the expense of Ireland.

7.2 No Contest. Ireland agrees that neither Ireland nor its Affiliates or Sublicensees will, without the consent of Q-Med: (a) contest, oppose or challenge, or assist any party in contesting, opposing or challenging, Q-Med’s ownership of the applicable Q-Med Trademarks (or the distinctiveness or validity of the applicable Q-Med Trademarks) or the Q-Med Patents or otherwise take any action or omit to take any action that interferes with Q-Med’s enforcement, exploitation or protection of the Q-Med Trademarks; (b) register or attempt to register any Q-Med Trademark or Q-Med Patents in any jurisdiction; (c) oppose Q-Med’s registration of any applicable Q-Med Trademark (alone or with other words or designs) in any jurisdiction; or (d) make any application for or register any trademark, service mark, trade name, business name, domain, URL or any other name, term, design or designation identical, incorporating or confusingly similar to the Q-Med Trademarks for the applicable Licensed Products; or (e) otherwise challenge in any way Q-Med’s ownership, enforceability or validity of any Q-Med IP. Nothing herein shall preclude Ireland from complying with lawfully issued legal process or requests of Governmental Authorities or for discovery in connection with a Third Party Action, provided Ireland promptly notifies Q-Med of the service or receipt of such legal process of discovery request and uses Commercially Reasonable Efforts to assist any effort undertaken by Q-Med to quash or limit the scope of such process or request, at Q-Med’s expense.

7.3 Use of the Q-Med Trademarks. Ireland agrees to comply in all material respects with all Laws pertaining to the proper use and designation of the Q-Med Trademarks and in all use of the Q-Med Trademarks under this Agreement and make Commercially Reasonable Efforts to protect, improve and increase the goodwill and reputation of the Q-Med Trademarks. Additionally to the extent not prohibited by Law, Ireland, and its Sublicensees, shall:

(a) use Commercially Reasonable Efforts to use the Q-Med Trademarks upon or in relation to the Licensed Products and then only in such manner that the distinctiveness, reputation, and validity of the Q-Med Trademarks shall not be impaired and shall ensure in particular that each Q-Med Trademark is accompanied by words accurately describing the nature of the goods or services to which it relates;

(b) not use any Q-Med Trademark in any proximate relation to vulgar, pornographic, profane or indecent articles, content or materials or in any other context that might reasonably be viewed as impairing the reputation of the Q-Med Trademark. Ireland may not make any use of the Q-Med Trademark in direct or indirect marketing that is not directly related to the Licensed Field without the prior written consent of Q-Med, which may not be unreasonably withheld or delayed;

(c) display the proper form of trademark and service mark notice associated with the Q-Med Trademarks in accordance with any reasonable instructions received from Q-Med;

(d) include where permissible, on any item which bears a Q-Med Trademark, a statement identifying Q-Med as the owner of such Q-Med Trademark and where possible indicating that Ireland or its Affiliate or Sublicensee, as applicable, is an authorized user of such Q-Med Trademark, consistent with the provisions of Section 5.7;

(e) not conduct, without the written consent of Q-Med, any part of its business under a business name or trade name that incorporates any of the Q-Med Trademarks;

(f) neither use nor display any of the Q-Med Trademarks in such relation to any other mark or marks owned by any Third Party or Ireland or its Affiliates as to suggest that the multiple marks constitute a single or composite trademark, service mark, or are under the same proprietorship; and

(g) to the extent that the use of any of the Q-Med Trademarks violates any controlling law in any jurisdiction within the Territory, Ireland must not commence nor continue any use it has begun, and shall make reasonable efforts to prevent any use that contravenes controlling laws or mores.

7.4 Prosecution and Maintenance. Q-Med shall be responsible, at Q-Med’s sole expense, and shall use Commercially Reasonable Efforts, to prepare, file, prosecute, procure, maintain and defend (in any interference, revocation, opposition or other proceeding challenging validity) all Q-Med Patents, Q-Med Trademarks and Q-Med Domain Names in (a) the Major Markets and (b) solely with respect to the Q-Med Trademarks, in those jurisdictions within which Ireland has applied for Regulatory Approval for purposes of Commercializing the Licensed Product in such jurisdiction. Q-Med additionally agrees to use Commercially Reasonable Efforts to maintain and defend all Q-Med Patents that have issued for which patent registration has been filed on the Effective Date.

7.5 Infringement Claims against Third Parties.

(a) To the extent either Party becomes aware that any of the Q-Med IP is being infringed by a Third Party’s manufacture, importation, sale, offer for sale or use of a product in the Territory, and such actual or suspected infringement does or is reasonably likely to adversely affect the Commercialization of a Licensed Product (the “Infringement”), the Party first having knowledge of such Infringement shall promptly notify the other in writing. The notice shall set forth the facts of such Infringement in reasonable detail.

(b) If the Infringement is within the Licensed Field (the “Field Infringement”), the Parties shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Parties, to terminate any such infringement in accordance with the terms set forth below. If the Infringement is outside the Licensed Field, Q-Med will keep Ireland reasonably informed of the status of and the activities in any litigation or settlement concerning the Q-Med IP, but Ireland shall have no right to commence or maintain any Action in respect of such Infringement, nor shall Ireland have any right to any proceeds of such Action.

(c) Q-Med shall have the first right, but not the obligation, to bring an Action or take other appropriate steps in respect of the Field Infringement. If Q-Med fails to undertake efforts to investigate a Field Infringement within [*] days after it receives a written request from Ireland to do so, or if Q-Med fails to bring an Action to abate a Field Infringement within [*] days after it receives a written request from Ireland to do so, or if Q-Med notifies Ireland in writing before such periods expire that Q-Med does not intend to take any action, or if Q-Med discontinues the prosecution of any such Action after filing, Ireland may, in its discretion, and at its cost and expense, undertake such Action as it deems necessary to enforce the Q-Med IP or

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Joint Patents in respect of such Field Infringement. In no event shall either Party settle any action referred to in this Section 7.5 with any Third Party if such settlement would materially affect any of the rights of the other Party (as determined by that Party in its reasonable discretion) under this Agreement, without the prior written approval of the other Party, which approval shall not be unreasonably conditioned, withheld or delayed.

(d) In connection with any Action contemplated under this Section 7.5, the Parties shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such Action, including the status of any settlement negotiations and the terms of any offer related thereto. If the enforcing Party reasonably determines that the other Party is an indispensable party to the Action or it would otherwise be desirable for such other Party to join such Action to obtain a more effective remedy, such other Party shall consent to be joined. In such event, such other Party shall have the right, at its expense, to be represented in that Action by counsel of its own choice.

(e) In an Action with respect to a Field Infringement, all damages, proceeds or other sums of any recovery under such Action related to such Field Infringement, whether by judgment, award or settlement, shall first be applied to all out-of-pocket costs and expenses, including attorneys fees, incurred by the Party bringing the Action and next shall be applied to all out-of-pocket costs and expenses incurred by the other Party, if any. All remaining proceeds awarded as compensatory damage shall be considered royalty-bearing Net Sales of Licensed Products and shall be allocated between Q-Med and Ireland pursuant to Article VI above. All other proceeds, including exemplary, statutory or punitive damages, shall be allocated [*] percent ([*]%) to Q-Med and [*] percent ([*]%) to Ireland.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1 Q-Med Representations and Warranties. Q-Med represents, warrants and covenants, as of the Effective Date, that:

(a) Q-Med has the legal power and right to extend the rights granted to Ireland under this Agreement and that it has not made, and throughout the term of this Agreement will not make, any commitments to others inconsistent with such rights;

(b) Q-Med or one or more of its Affiliates is the sole and exclusive owner of, and has all, subject to such rights as have been granted pursuant to the Prior Agreements, rights, title and interest in and to the Q-Med Patents and the Q-Med Trademarks in the jurisdictions in which such Q-Med Trademarks are registered, free and clear of all liens, security interests, charges, encumbrances or other adverse claims and Schedule 8.1(c) sets forth a true and complete list of all such Q-Med Trademarks and the jurisdictions in which they are registered;

(c) To Q-Med’s knowledge, the clinical trials conducted by Q-Med with respect to the Deflux Product and Solesta Product were performed in accordance in all material respects with all applicable rules and good clinical practices when they were performed;

(d) All issued Q-Med Patents and registered Q-Med Trademarks are in full force and effect, all fees required to have been paid to maintain the validity of such Q-Med Patents and Q-Med Trademarks have been paid and Q-Med has not taken any action intended to result in the abandonment thereof.

(e) Except for rights that have expired or were terminated in writing prior to the Effective Date and no longer have any force or effect, and subject to such rights as have been granted pursuant to the Prior Agreements, Q-Med has not granted a right to any Third Party to market, sell, promote, or distribute in the Territory a Licensed Product for use in the Licensed Field, except the Existing Distribution Arrangements;

(f) None of the Q-Med IP, the Solesta Product or the Deflux Product is the subject of any notice or claim (including pending or, to Q-Med’s knowledge, unasserted, claims) to Q-Med regarding any infringement, misappropriation or misuse of any Third Party IP, and, to the knowledge of Q-Med, no Third Party is infringing any Q-Med IP in respect of any manufacture, use or sale of any product or process in the Licensed Field or Q-Med Field;

(g) Q-Med has no knowledge that any issued Q-Med Patents that are part of the Q-Med IP are invalid or unenforceable; and Q-Med has not made any claims, which are now outstanding, against a Third Party alleging infringement of any of the Q-Med Patents or Q-Med Trademarks in the Licensed Field;

(h) Neither this Agreement nor the transactions contemplated hereby shall result in Q-Med granting to any Third Party any right with respect to any Q-Med IP in the Licensed Field or Q-Med being bound by, or subject to, any non-compete or other restriction on the use of the Q-Med IP in the Licensed Field;

(i) Q-Med has received no notice from any governmental authority to the effect that it has not materially complied with or is not now in material compliance with material laws and regulations relating to the manufacture, use or sale of the Deflux Product or Solesta Product;

(j) There are no claims, actions, suits or other proceedings pending, or to the knowledge of Q-Med, threatened which, would reasonably be expected to materially and adversely affect the ability of Q-Med to perform its obligations hereunder;

(k) Q-Med is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to perform its obligation hereunder;

(l) Q-Med’s execution, delivery and performance of this Agreement and the Supply Agreements have been duly authorized by Q-Med and this Agreement and the Supply Agreements will be, upon its execution and delivery, a valid and binding legal obligation of Q-Med, enforceable in accordance with its terms;

(m) The execution, delivery and performance of this Agreement and the Supply Agreements do not and will not (i) violate, conflict with or result in the breach of any provision of its corporate charter or by-laws (or similar organizational documents) of Q-Med, (ii) violate or conflict with any law or governmental order applicable to Q-Med or its assets, properties or businesses, or (iii) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of capital stock or any of the assets or properties of Q-Med pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of Q-Med’s shares of capital stock or any of Q-Med’s assets or properties is bound or affected including any and all of the Prior Agreement; and

(n) Other than as expressly stated in this Agreement or in connection with any of the Existing Distribution Arrangements, no permit, approval, authorization or consent of any person is required in connection with the execution, delivery and performance by Q-Med of this Agreement and the Ireland Supply Agreement or the consummation of the transactions contemplated hereby.

(o) The Deflux trademark and the Deflux Product for use in the treatment of VUR in children in the U.S. does not infringe upon any patent or trademark rights of any Third Party. To Q-Med’s knowledge, none of the Q-Med IP, the Deflux Product or the Solesta Product infringes upon, misappropriates, or misuses the intellectual property rights of any Third Party.

8.2 Ireland Representations and Warranties. Ireland represents, warrants and covenants, as of the Effective Date, that:

(a) Ireland is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to perform its obligation hereunder;

(b) Ireland’s execution, delivery and performance of this Agreement have been duly authorized by Ireland and this Agreement will be, upon its execution and delivery, a valid and binding legal obligation of Ireland, enforceable in accordance with its terms;

(c) The execution, delivery and performance of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of its corporate charter or by-laws (or similar organizational documents) of Ireland, (ii) violate or conflict with any law or governmental order applicable to Ireland or its assets, properties or businesses, or (iii) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of capital stock or any of the assets or properties of Ireland pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of Ireland’s shares of capital stock or any of Ireland’s assets or properties is bound or affected; and

(d) Other than as expressly stated in this Agreement, no permit, approval, authorization or consent of any person is required in connection with the execution, delivery and performance by Ireland of this Agreement or the consummation of the transactions contemplated hereby.

8.3 Limitations on Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1 ABOVE, Q-MED HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE Q-MED PATENTS AND THE LICENSED PRODUCT, EITHER EXPRESS OR IMPLIED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THERE ARE NO IMPLIED WARRANTIES WHATSOEVER, INCLUDING, WITHOUT LIMTIATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IX

INDEMNIFICATION

9.1 Q-Med Indemnification. Except to the extent provided in Sections 9.2 and 9.3, and subject to Section 12.1 below, Q-Med shall indemnify, defend and hold harmless Ireland and its Affiliates and Sublicensees, and its and their respective officers, directors, shareholders, successors, assigns, agents, employees and insurers in such capacity (collectively the “Ireland Indemnified Parties”) from and against any and all liabilities, claims, damages, losses or expenses (including reasonable attorneys’ and expert fees and expenses incurred by Ireland) solely in respect of Actions against Ireland Indemnified Parties by Third Parties (collectively “Ireland Losses”) in respect of, without duplication (including any remedy or indemnification under any other agreement between the Parties:

(a) the breach by Q-Med of any of its representations, warranties, covenants and other agreements made hereunder;

(b) the Commercialization of a Licensed Product by Q-Med, its Affiliates or Third Party Licensees, including with respect to the Solesta Product or Deflux Product solely occurring prior to the Effective Date, or during the Transition Period; and

(c) the infringement, misappropriation or impairment to any Third Party’s intellectual property rights arising out of the exercise by Ireland of the rights to Q-Med IP licensed hereunder (including any such claims arising out of the Prior Agreements), which exercise, with respect to Q-Med Patents and Q-Med Trademarks, occurred solely in those jurisdictions in which such Q-Med IP is registered or from which it is issued.

9.2 Ireland Indemnification. Except to the extent provided in Sections 9.1 and 9.3 and subject to Section 12.1 below, Ireland shall indemnify, defend and hold harmless Q-Med and its Affiliates and its and their respective officers, directors, shareholders, successors, assigns, agents, employees and insurers in such capacity (collectively “Q-Med Indemnified Parties”) from and against any and all liabilities, claims, damages, losses or expenses (including reasonable attorneys’ and expert fees and expenses incurred by Q-Med) solely in respect of Actions against Q-Med Indemnified Parties by Third Parties (collectively “Q-Med Losses”) in respect of:

(a) the breach by Ireland of any of its representations, warranties, covenants or other agreements made hereunder; and

(b) Ireland’s (or its Affiliates’ or Sublicensees’) marketing, use, distribution, importation, sale, disposition or other Commercialization activities for Licensed Products.

9.3 Limitations on Indemnification. Notwithstanding anything to the contrary set forth elsewhere herein, neither Party shall be obligated to indemnify the other Party under Sections 9.1 or 9.2: (a) to the extent any indemnifiable Losses thereunder are caused by such other Party’s, or its Affiliates’, sublicensees’ or assigns’ negligence, intentional misconduct or breach of such other Party’s obligations, warranties or representations set forth herein; (b) with respect to any claim by a sublicensee, distributor, wholesaler or other person in the business of purchasing products such as a Licensed Product for resale and not for use; or (c) with respect to any Third Party Action seeking, directly or indirectly, to recover consequential, incidental, punitive or liquidated damages (collectively “Special Damages”) pursuant to contract with a Party, the terms of which fail to exclude the right of such Third Party to recover such Special Damages, provided, however, to the extent such contract contains such an exclusionary terms but such terms are avoided or annulled in the Third Party Action under applicable principles of law or equity, the indemnifying Party’s liability shall equal 50% of the Special Damages awarded therein, and, provided further, that none of the provisions of Section 9.1, Section 9.2 or Section 9.3 shall limit any other rights or remedies either Party may have against the other under this Agreement in respect of such other Party’s negligence, intentional misconduct or breach of any provision of this Agreement except to the extent any claim or remedy is otherwise expressly barred under the terms of this Agreement.

9.4 Procedure. The Party seeking indemnification shall provide the indemnifying Party with written notice of any claim or action within [*] business days of its receipt thereof, and may issue a notice demanding indemnity prior to the commencement of any claim or action, at any time following its receipt of any written communication threatening a claim or action, and shall afford the indemnifying Party the right to control the defense and settlement of such claim, action or threatened claim or action. A failure by the Party seeking indemnification to give notice and to tender the defense in a timely manner pursuant to this Section 9.4 shall not limit the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

obligation of the indemnifying Party under this Article IX, except to the extent such indemnifying Party is materially prejudiced thereby. The Party seeking indemnification shall provide reasonable assistance to the indemnifying Party in the defense of such claim or action at its own expense. If the defendants in any such action include both Parties, and the indemnified Party concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the indemnifying Party, the indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, and the indemnified Party shall bear the cost and expense of such separate defense, unless and to the extent the Parties otherwise agree or it is determined through dispute resolution hereunder that such costs and expense are or were required to be indemnified by the indemnifying Party and are or were required to be incurred separately due to such different, additional, or inconsistent defenses. Should the indemnifying Party determine not to defend such claim or action, the indemnified Party shall have the right to maintain the defense of such claim or action and the indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees). Neither Party shall settle any such claim or action in a way that prejudices or adversely impacts the other Party without the prior approval of such other Party (which approval shall not be unreasonably conditioned, withheld or delayed). Following issuance of a notice of demand for indemnity by the indemnified Party, to the extent requested by the indemnifying Party, the indemnified Party must, as soon as reasonably practicable, discontinue any conduct that forms the basis for the claim or claims in any such action or threatened action.

ARTICLE X

CONFIDENTIAL INFORMATION

10.1 Treatment of Confidential Information. Ireland agrees to be subject to the terms of a Confidentiality Agreement, dated as of September 25, 2008, between Oceana Therapeutics, Inc. and Q-Med (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference; provided, however, following the Effective Date, the Confidentiality Agreement will not apply to Ireland’s use of documents and information concerning Oceana Therapeutics LLC and its Affiliates, the U.S. Business, the ROW Assets and the ROW Liabilities (as such terms are defined in the SPA) (except to the extent that such documents and information contain information related to Q-Med, its post-Effective Date Affiliates or the Licensed Products or development activities of any of them). Without limiting the effect of the previous sentence, each Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior consent of the other Party, and (c) not use such Confidential Information for any purpose except for the purpose for which it was disclosed. “Confidential Information” means all non-public, proprietary data or information and materials received by either Party from the other Party pursuant to this Agreement that are designated as confidential in writing by the disclosing Party. Notwithstanding the foregoing, information that is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (i) if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document describing the information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (ii) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties. Ireland further agrees to cause each person who is member of or who has the right to observe meetings of its board of directors or other governing body, who is an employee, officer, director, partner, or member of or consultant to an investment company, whether or not registered under the Investment Company Act of 1940, that would be an Affiliate of Ireland but for the last sentence of the definition thereof, to execute a non-disclosure and confidentiality agreement substantially in the form annexed hereto as Schedule D.

10.2 Exceptions. A Party shall not have the obligations set forth in Section 10.1 with respect to any portion of such Confidential Information that it can show by adequate documentation: (a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party; (b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party; (c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential; (d) has been lawfully published by a Third Party; or (e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

10.3 Required Disclosures. This Article X shall not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required to by law or valid order of a court or other governmental authority; provided, that the responding Party shall first have given notice to the other Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

10.4 Permitted Disclosures. Nothing contained herein shall prevent either Party from disclosing information to the extent such information is required to be disclosed (a) for the purposes of Ireland’s compliance with governmental regulations, or (b) to Sublicensees for the purpose of sublicensing; provided, that the Sublicensee is subject to confidentiality obligations commensurate with those in this Article X.

10.5 Disclosure of Financial and Other Terms. Except as required by applicable laws, treaties, and regulations (including securities laws), the Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, (a) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements pursuant to applicable laws, regulations, and stock exchange rules (e.g., the U.S. Securities and Exchange Commission, Nasdaq OMX Nordic Exchange in Stockholm, or any other stock exchange on which securities issued by either Party may be issued) or otherwise disclosed pursuant to applicable law; provided, that (i) the terms of this Agreement shall be redacted to the greatest extent reasonably possible and (ii) to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the material financial terms of this Agreement under confidentiality undertakings to any actual or potential acquirer, merger partner, or providers of financing (whether in the form of debt, equity or otherwise) and their advisors, and (c) either Party shall have the right to disclose information regarding the development and Commercialization status of the Licensed Products to the extent such disclosure is made under a confidentiality undertaking to actual or prospective investors, or required by applicable Laws or stock exchange rules. Neither Party shall make any other statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement, except: (x) where a Party reasonably believes disclosure is required under applicable laws or ethical commercial practice, (y) for customary discussions with current or prospective investors and analysts, and (z) either Party may disclose the content of or use the text of a statement previously approved by the other Party or otherwise publicly disclosed in accordance with this Article X.

10.6 Publicity. Promptly following the execution of this Agreement, the Parties shall issue a mutually agreed upon press release. Except for subsequent disclosures of substantially similar information or disclosures required by law, regulation or stock exchange requirements, neither Party shall have the right to make any other public announcements with respect to this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except as provided in this Section 10.6. The Parties agree that any announcement made in respect of this Agreement shall not contain the other Party’s Confidential Information or, if disclosure of Confidential Information is required by law or regulation, shall make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a government agency, it being understood that the other Party shall have the right, to the extent in accordance with applicable law, to review such Party’s disclosures to government agencies and require redaction of any information the other Party reasonably deems inappropriate for disclosure, including key financial terms not previously disclosed as permitted hereunder. Subject to applicable law and stock exchange requirements, each Party agrees to provide the other Party with a copy of any public announcement as far in advance of its scheduled release as reasonably practicable and such other Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement; provided, that such right of review and recommendation shall only apply for the first time that specific information is disclosed and shall not apply to the subsequent disclosure of substantially similar information that has been previously disclosed.

ARTICLE XI

TERMINATION

11.1 Term. The Term of this Agreement shall expire or terminate co-extensively with the Term of the License Agreement of even date between Q-Med and Q-Med Scandinavia Inc.

11.2 [INTENTIONALLY OMITTED.]

11.3 Termination for Default. If either Party (“Breaching Party”) commits a material breach of a material obligation under this Agreement, the other Party (“Terminating Party”) may terminate this Agreement. The Terminating Party shall provide written notice to the Breaching Party, which notice shall identify the material breach and the intent to so terminate. The Breaching Party shall have a period of [*] days ([*] days in respect of any payment default, other than disputes in good faith that are diligently pursued) after such written notice is provided to cure such material breach. If such material breach is not cured within such

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

[*] (or [*] days as the case may be), or if such material breach is not capable of cure, the Terminating Party may terminate this Agreement, and all of the Breaching Party’s rights hereunder, upon [*] days written notice to the Breaching Party. To the extent such breach is a material breach by Ireland and relates to its obligations hereunder in one or more countries other than the U.S., but not the entire Territory, and/or is limited to one or more Licensed Products, but not all of Ireland’s obligations generally, such termination shall apply solely to Ireland’s rights in such country or countries and with respect to such Licensed Product or Licensed Products. All of the foregoing in this Section 11.3 shall not apply to a failure by Ireland to perform its obligations under Sections 5.2(a)–(d) if Q-Med has exercised its rights under Section 5.3(a) above.

11.4 Termination Upon Bankruptcy or Insolvency. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

11.5 Termination of the Supply Agreement. If either Supply Agreement is validly terminated, the Terminating Party (as defined in such Supply Agreement) thereunder may terminate this Agreement simultaneously with such termination of such Supply Agreement.

11.6 Termination for Patent Challenge. If Ireland or any of its Affiliates commences or otherwise, directly or indirectly, pursues (or voluntarily assists Third Parties to do

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

so, other than as required by Law or legal process) any proceeding seeking to have any of the Q-Med Patents or other Q-Med IP revoked or declared invalid, unpatentable, or unenforceable, Q-Med may declare a material breach hereunder and shall then have the right to terminate this Agreement with immediate effect and without further notice or right to cure.

11.7 Effect of Termination.

(a) Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of termination. The following provisions shall survive any expiration or termination of this Agreement: Sections 3.6, 6.7, 6.8, 7.1-7.3, inclusive, 8.3, Article IX, Article X, this Section 11.7, and Article XII. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available, except as agreed to or otherwise expressly provided for herein.

(b) Upon termination of this Agreement:

(i) all rights and licenses granted by Q-Med to Ireland shall terminate, except to the extent provided in Sections 11.4;

(ii) Ireland shall assign or transfer, at Q-Med’s cost and expense, to Q-Med all Regulatory Filings and Regulatory Approvals and all Information Controlled by Ireland that relates solely to the Licensed Products, or, if such assignment is not legally permissible or such filings, approvals and Information do not relate solely to the Licensed Products, grant Q-Med the exclusive license and right to access, use, and cross-reference such filings, approvals and Information for the development and Commercialization of the Licensed Products;

(iii) Ireland shall assign or otherwise grant, at Q-Med’s cost and expense, all rights required to be assigned or granted under this Section 11.7 promptly and shall promptly (but not later than sixty (60) days following the effective date of termination) transfer all tangible embodiments to which Q-Med has rights under this Section 11.7;

(iv) Ireland shall cooperate, at Q-Med’s cost and expense, in any reasonable manner requested by Q-Med to achieve a smooth and expeditious transition of the Commercialization of the Licensed Products to Q-Med or its licensees; and

(v) Each of Ireland and Q-Med will immediately at its expense return to the other Party all proprietary and confidential documents, work papers and other material of the other Party and its Affiliates relating to the transactions contemplated hereby obtained from that other Party or its Affiliates pursuant to this Agreement, whether so obtained before or after the execution hereof, and all copies, extracts or other reproductions, in whole or in part thereof which may have been made by or on behalf of Ireland or Q-Med or their respective representatives, as the case may be, and shall deliver to the other Party or destroy all notes or memorandum or other stored information of any kind containing, reflecting or derived from such documents, work papers and other material, except that one archival copy may be retained by each Party’s outside counsel or in-house counsel. The return or destruction, as applicable, of such documents, work papers and other material (and all copies, extracts or other reproductions in whole or in part thereof) pursuant to this Section 11.7(b)(v) shall be certified in writing by an authorized officer supervising the same. Notwithstanding such return or destruction, each Party will continue to be bound by its obligations of confidentiality under Article X herein.

ARTICLE XII

MISCELLANEOUS

12.1 Disclaimers. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR THEIR AFFILIATES,

WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; provided, however, the foregoing shall not limit the ability of an indemnified Party to recover indemnity of Special Damages paid to Third Parties to the extent permitted under Section 9.3 above; and, provided further, nothing in this Section 12.1 is intended to limit Ireland’s payment obligations under Article VI. The Parties agree that the actual, direct costs incurred to perform development or Commercialization obligations hereunder that the other Party was obligated but failed to perform (subject to the right of such other Party to cure) shall be deemed to be direct damages and not subject to this limitation.

12.2 Governing Law; Jurisdiction, Arbitration and Venue. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of New York, except that questions affecting the construction and effect of any patent or trademark shall be determined by the law of the country in which the patent or trademark was granted. Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators. The seat of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English. The foregoing notwithstanding, either Party may commence an Action to seek declaratory or equitable relief to enjoin a breach of threatened breach of this Agreement, which Action shall be brought solely in the United States District Court for the Southern District of New York.

12.3 Consent to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY CLAIM SEEKING DECLARATORY OR EQUITABLE RELIEF ARISING UNDER OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 12.3 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURT OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE, (B) WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, (C) CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 12.6, AND (D) ACKNOWLEDGES THAT SERVICE SO MADE SHALL BE TREATED AS COMPLETED WHEN RECEIVED. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.4 Assignment. Neither this Agreement nor any of the rights and obligations arising hereunder may be assigned or transferred by either Party by merger, sale of stock or assets, operation of law or otherwise, without the prior written consent of the other Party, which shall not be unreasonably conditioned, withheld or delayed; provided, however, that (a) Ireland may assign this Agreement without such consent in connection with the sale or transfer of all or substantially all of the business or assets relating to or associated with the Licensed Field to any Third Party, whether by merger, sale of stock or assets, operation of law or otherwise, provided that such assignment occurs in connection with a substantially contemporaneous permitted assignment of all of the rights and obligations of Q-Med Scandinavia Inc. (“Scandinavia”) under that certain license agreement between Q-Med and Scandinavia of even date (“U.S. License Agreement”), to the same assignee, (b) at least 65% of the voting stock of Ireland (“Ireland Control Stock”) or Ireland’s interest in this Agreement may be collaterally pledged without such consent to a financial institution or syndicate of financial institutions represented by a single lenders’ agent to secure obligations to such lender(s) in connection with a bona fide financing (the “Ireland Pledge”) which pledge will include the right of the lender(s) and their assigns to foreclose upon such pledge, provided that such pledge occurs in connection with a substantially contemporaneous permitted pledge of the U.S License Agreement or of all of the voting stock of Scandinavia to the same lenders represented by the same lenders’ agent (the “U.S. Pledge”), and, provided further that, notwithstanding any other provision hereof, unless such lenders foreclose upon both the QMS Pledge and the Ireland Pledge, and at all times after any such foreclosure the assignee of Scandinavia’s interest in the U.S. License Agreement (whether directly or as assignee of all of the voting stock of Scandinavia) is also the owner of the Ireland Control Stock or an affiliate thereof, this Agreement shall immediately terminate upon notice thereof from Q-Med to Ireland, and (c) Q-Med may assign this Agreement without such consent to any Third Party which acquires all or substantially all of Q-Med’s NASHA DX business, whether by merger, sale of stock or assets, operation of law or otherwise provided that such assignment occurs in connection with a substantially contemporaneous permitted assignment by Q-Med of the U.S. License Agreement to the same assignee. Any attempted assignment, sale or transfer in violation of the prior sentence will be void. Upon any permitted assignment or transfer of this Agreement by either Party, (i) the other Party shall be given prompt written notice of such assignment and (ii) the assignee shall agree in writing to be bound by the terms and conditions set forth herein. Notwithstanding the foregoing, either Party may assign this Agreement to any Affiliate of such Party; provided, that such Affiliate assumes such assignment in writing to the other Party and the assigning Party shall remain joint and severally liable with such Affiliate for all of its obligations under this Agreement.

12.5 Change of Control.

(a) Definition of Change of Control. For the purpose of this Section 12.5, “Change of Control” means: (i) a sale to a Third Person reasonably determined in good faith by Q-Med to be then competing with Q-Med of all or substantially all of Ireland’s assets; (ii) a merger, reorganization or consolidation involving Ireland or any of its Affiliates and such Third Person in which the stockholders or any Affiliate of Ireland immediately prior to such transaction cease to own, directly or indirectly, collectively a majority of the voting or equity rights or interests of a successor entity to Ireland; or (iii) the acquisition, directly or indirectly through one or more Affiliates, by such Person or group of Persons (including such Third Person reasonably determined in good faith to be competing with Q-Med) acting in concert of 50% or more of the voting or equity rights or interests of Ireland.

(b) Effect of Change of Control. Upon the Change of Control, Q-Med may terminate all rights to any Improvements that are thereafter acquired or developed by Q-Med.

12.6 Notice. Any notice to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally (such notice to be effective on the date of delivery) or sent by reputable international courier (such notice to be effective on the date which is three (3) Business Days after the date of delivery to such courier), or sent by facsimile (such facsimile notice to be effective upon receipt of confirmation (a) on the date so confirmed if prior to 5 p.m. local time on a local Business Day, or (b) if not so confirmed prior to 5 p.m. local time on a local business day, the following Business Day), and addressed as follows (or to such other address as a Party may designate as to itself by written notice to the other Party):

If to Q-Med:

Q-Med AB

Seminariegatan 21

SE-752 28 Uppsala

Sweden

Attention: Director Legal Affairs

Telephone: +46 18 474 90 00

Facsimile: +46 18 474 90 97

With a copy to (which shall not constitute notice for purposes hereunder):

Michael Martell, Esq.

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York 10022

USA

Telephone: +01 212 735 8652

Facsimile: +01 212 735 8600

If to Ireland:

Oceana Therapeutics LLC

2035 Lincoln Highway

Edison, NJ 08817

USA

Attention: Steven M. Bosacki

Telephone: +1 732-318-3811

Fax: +1 732-318-3801

With a copy to (which shall not constitute notice for purposes hereunder):

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005

USA

Attention: Robert S. Reder, Esq.

Telephone: +1 212-530-5680

Fax: +1 212-822-5680

12.7 Force Majeure. Neither Party shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement (other than any payment or confidentiality obligations) resulting from any cause or circumstance beyond its reasonable control, including acts of God, embargoes, fire, flood, other natural disasters, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, delays in performance or supplies from its suppliers and subcontractors (where such delays in performance or supplies are attributable to an event of force majeure suffered by such supplier or subcontractor) and acts of any governmental authority (“Force Majeure”); provided, that the Party so affected shall give prompt notice thereof to the other including the period for which the Force Majeure is expected to continue . Any time for performance hereunder (other than any time for payment) shall be extended by the actual time of delay caused by the Force Majeure event. Except as provided in the preceding sentence, no such failure or delay shall terminate this Agreement, and each Party shall use its Commercially Reasonable Efforts to mitigate any damages incurred by the other Party as a result of the Force Majeure event and to complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

12.8 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties hereto and specifically referencing this Agreement.

12.9 Entire Agreement. This Agreement together with the Ireland Supply Agreement and the Quality Agreement, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, representations or understandings of the Parties relating thereto. There are no other representations, oral or written, except as set forth herein, or when the Parties are relying to enter into this Agreement.

12.10 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law in any jurisdiction or jurisdictions within the Territory, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction, provided that the essential purpose of this Agreement is not frustrated.

12.11 Expenses. Q-Med and Ireland will each bear their own expenses and the expenses of their respective Affiliates incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby. In connection with any Action brought to enforce or invalidate any right or obligation arising hereunder, the Party against whom a judgment is entered shall, in addition to any other remedy awarded, be obligated to pay the prevailing Party all costs and expenses of its prosecution or defense of such Action, including attorneys’ fees.

12.12 Further Actions. Q-Med and Ireland each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper and execute and deliver such documents and other papers as may be required to make effective the transactions contemplated by this Agreement.

12.13 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Q-Med or Ireland in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Q-Med or Ireland of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.14 Relationship of the Parties. The Parties shall each be an independent contractor in the performance of their respective obligations hereunder, and, the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party shall be responsible for and shall comply with all state, local, federal and foreign laws pertaining to employment taxes, income withholding and other employment related statutes applicable to that Party. Except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

12.15 No Third Party Rights. Other than with respect to the rights of the Q-Med Indemnified Parties and the Ireland Indemnified Parties, no provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any person not a Party to this Agreement.

12.16 Construction. This Agreement will be deemed to have been drafted by both Q-Med and Ireland and will not be construed against either Party as the draftsperson hereof.

12.17 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

12.18 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

12.19 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

12.20 Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties execute this Agreement as of the Effective Date.

Q-MED AB		CETACEA LIMITED

By:	/s/ Bengt Agerup	By:	/s/ Michael Greene
Name:	Bengt Agerup	Name:	Michael Greene
Title:	CEO	Title:	Director

		By:	/s/ Fergus McLoughlin
		Name:	Fergus McLoughlin
		Title:	Director

[Signature Page – Ireland License Agreement]

SCHEDULE A

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE B

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE C

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE D

STRICTLY CONFIDENTIAL

FORM OF CONFIDENTIALITY AGREEMENT

(Individual)

CONFIDENTIALITY AGREEMENT, dated as of             , 2009 (this “Agreement”), by and between from Q-Med AB, a company formed under the laws of Sweden (the “Company”), and [INDIVIDUAL], an individual located at [ADDRESS OF INDIVIDUAL] (the “Recipient”).

A.	WHEREAS, pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated as of April [ ], 2009, [Oceana Therapeutics LLC], a Delaware limited liability company (“Buyer”), has acquired the stock of Q-Med Scandinavia Inc., a Delaware corporation (“QMS”), from the Company.

B.	WHEREAS, after giving effect to the acquisition contemplated by the Purchase Agreement, the Company has and will continue to develop and manufacture certain products and, as a result, pursuant to a Supply Agreement to be entered into between Buyer and the Company (the “Supply Agreement”), Buyer and certain of its affiliates have had and will continue to have access to certain non-public, proprietary information of the Company.

C.	WHEREAS, as a condition to the Company entering into the Purchase Agreement, the Company is requiring that certain persons, including Recipient, who is or will become a member of or observer to the board of directors or board of managers of Buyer or any of its subsidiaries (including, without limitation, QMS), enter into this Agreement to ensure that certain proprietary information remain confidential and retains its commercial value.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. For purpose of this Agreement, the following terms shall have the following meanings:

a. “Commercialization” means any and all activities directed to: (i) marketing, promoting, distributing, importing, offering to sell and/or selling the Products, including market research, seeking appropriate reimbursement, billing and coding support for physicians and clinics, product related public relations, planning, detailing, marketing, distribution, creative development of visual sales aids, direct mail, telemarketing and teledetailing, media placement and advertising, field marketing events, and sales meetings; and (ii) medical affairs support (including medical education programs, medical meetings and educational grants), regulatory affairs and quality assurance support (including adverse event reporting and post-market surveillance studies, whether for marketing purposes, post-marketing experience investigations, regulatory compliance or as a condition to obtaining, maintaining or amending a regulatory approval).

b. “Confidential Material” shall mean any and all Confidential Information, as that term is defined in the License Agreement by and between the Company and QMS. “Confidential Material” does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by Recipient or any of its Representatives, (ii) that Recipient receives or has received on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known to Recipient to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information or (iii) information which is independently developed, discovered or arrived at by such Recipient without use of Confidential Material.

c. “Licensed Field” means diagnosis, treatment or prevention of (i) urological indications including urinary and fecal incontinence, (ii) gastroenterology focused indications involving the gastrointestinal tract including umbilical hernia, below, but not including, the vocal chords or (iii) any combination of the foregoing.

d. “Product” means any and all biocompatible gel compositions containing polymerized and cross-linked hyaluronic acid, derived from a non-animal source, and dextranomer microspheres, and all improvements thereof, that, in all such cases, is a formulation that is capable of being administered by an injection through a needle for use in the Licensed Field.

e. “Representative” means any employee, officer, director, manager, partner, agent, advisor, consultant, representative or nominee.

2. Non-Disclosure; Non-Use. Recipient hereby agrees that the Confidential Material will be kept confidential and that Recipient will not disclose any of the Confidential Material to any other person and will not use the Confidential Material other than solely in connection with satisfying Recipient’s lawful obligations as a member of or observer to the board of directors (or equivalent governing body) of the Buyer or any of its subsidiaries (including, without limitation, QMS), as applicable. In any event, Recipient agrees to undertake precautions to safeguard and protect the confidentiality of the Confidential Material.

3. Permitted Disclosure. In the event that Recipient is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, regulatory or other similar proceedings; subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Material, Recipient shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Recipient is nonetheless legally compelled to disclose Confidential Material, Recipient may, without liability hereunder, disclose only that portion of the Confidential Material which is legally required to be disclosed, provided that Recipient use reasonable efforts to preserve the confidentiality of the Confidential Material, including, without limitation, by using commercially reasonable efforts to cooperate with the Company, at the Company’s sole expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material.

4. Injunctive Relief. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by Recipient and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Recipient of this Agreement but shall be in addition to all other remedies available at law or equity to the Company. Recipient further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this agreement is or would be compensable by an award of money damages and agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

5. Waiver. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

6. Term; Reasonableness of Restrictions. Recipient’s obligations under this Agreement shall continue indefinitely and shall survive any termination hereof. Recipient acknowledges and agrees that the restrictions contained herein are reasonable and necessary to protect the confidentiality and value of the Confidential Material and that Recipient will receive a benefit by having access thereto.

7. Miscellaneous.

a. This Agreement is for the benefit of the Company (and its subsidiaries and affiliates), and shall be governed by and construed in accordance with the laws of the state of New York applicable to agreements made and to be performed entirely within the state of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the state of New York for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts of the state of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

b. This Agreement contains the entire agreement between us and you regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between Recipient and the Company regarding such subject matter.

c. No provision in this Agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

d. This Agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

RECIPIENT	COMPANY

Q-MED AB

By:
[NAME OF RECIPIENT]	Name:
Title:

[Signature Page – Ireland License Agreement]

SCHEDULE 2.1(c)

NASHA Trademark User Instructions

The Deflux® and Solesta™ products are manufactured using Q-Med’s patented NASHA™ technology for the production of the stabilized non-animal hyaluronic acid, also used in all other Q-Med products. The word mark “NASHA” and the design mark depicted at the bottom of this document are both trademarks owned by Q-Med AB.

NASHA Word Mark

Instructions for Use

In all use of the trademark NASHA, QMS shall clearly indicate that NASHA is a trademark owned by Q-Med and in using the trademark follow the below instructions.

•	NASHA may only be used in direct conjunction with Deflux and Solesta.

•

In the use of NASHA, in conjunction with Deflux and Solesta, NASHA shall always have a clear function as the trademark for the technology and/or the gel that is manufactured using the technology, on which Deflux and Solesta are based.

•	NASHA may not be used separately or out of context.

•

Never indicate or imply that NASHA is an acronym or abbreviation of non-animal stabilized hyaluronic acid, or that it “means” stabilized non-animal hyaluronic acid. If NASHA needs to be “explained”, write: “NASHA™ is a patented technology for the production of stabilized non-animal hyaluronic acid” or equivalent. Always write: “stabilized non-animal hyaluronic acid” and not “non-animal stabilized hyaluronic acid”, in order to avoid the use of NASHA™ as an acronym/abbreviation.

•	Always write NASHA in uppercase letters.

•

NASHA with the affixed ® symbol may be used in countries where NASHA has been registered as a trademark. In all other countries, the ™ symbol shall be used, including countries where a trademark application is pending. Use ™ also for material intended for international use, if such use includes both countries in which NASHA is registered and countries where it is not. For status on trademark applications and registrations as of the [DATE], please see Exhibit [INSERT] to the [License Agreement].

•	The first time NASHA is used on every page of a document or website, use either ™ or ® to alert the reader that NASHA is a trademark, like this: “NASHA™” or “NASHA®”.

•	All use of the NASHA trademark shall be accompanied by the wording “NASHATM/® , is a trademark licensed to QMS Therapeutics, Inc. by Q-Med AB (publ)”, somewhere in the same document.

Examples of Acceptable Use

NASHA may be used as an adjective, like this: “NASHA™ gel”, “NASHA™ technology” or “patented NASHA™ technology”. The following phrases are examples of acceptable use of the trademark and may provide guidance.

•	“The Deflux® product is based on NASHA™ gel, consisting of stabilized hyaluronic acid and dextranomer microspheres.”

•	“The NASHA™ gel in SolestaTM includes dextranomer.”

•

“NASHA™ gels are produced using a patented biotechnological method and hyaluronic acid of high purity from a non-animal (bacterial) source. The unique stabilization process used to manufacture the NASHA gel prolongs its residence time (half-life) within the body. NASHA gel contain only the minimum number of cross-links needed to ensure that almost every hyaluronic acid molecule in the network is connected to another molecule. The structure of the hyaluronic acid in NASHA gels is therefore almost identical to that found in the body, as only about 1% of the molecule is modified.”

•

“NASHA™ Gel Half-Life (head line) – The residence time of NASHA gels depends on the size of the gel beads, the degree of hyaluronic acid cross-linkage, the concentration of stabilized hyaluronic acid in the gel and the presence of inflammatory reactions in the area where it is injected.”

•	“The manufacturing of NASHA™ gel is performed under controlled conditions at Q-Med AB, Uppsala, Sweden. The manufacturing includes the stabilization of hyaluronic acid to form NASHA gel.”

•	“The hyaluronic acid used in the manufacture of NASHA™ is biosynthesized from a non-animal source.”

•	“In NASHA™ gel, a very low degree of stabilization (less than 1%) has proven sufficient to obtain a product with the desired properties.”

•	“Q-Med has created the NASHA™ technology, a science-based technological platform that makes it possible to design products with special properties to address different intended uses and patient needs.

•	“The hospital healthcare segment includes products based on NASHA™ gels containing dextranomer beads for use in the treatment of urinal and fecal incontinence.”

NASHA Design Mark

QMS may only use the design mark (depicted below) on the Deflux and Solesta products labelling as provided by Q-Med under the Supply Agreement. For use in any other context QMS shall acquire Q-Med’s prior approval in each case.

SCHEDULE 2.3(b)

ROW DEFLUX & SOLESTA

“Month & Year”

	Month To Date		Year To Date
(KSEK)	Deflux	Solesta	Deflux	Solesta
NET SALES
Cost of goods sold

GROSS PROFIT
Sales Costs
Marketing Costs
Admin & Regulatory Costs
Depreciation M&S exp.

TOTAL EXPENSES
OPERATING INCOME

SCHEDULE 2.3(c)

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 2.3(d)

1. PUNC (Pediatric Uronephrologic Center), 2009 meeting on VUR, June 4-6 in Gothenburg, [*]

2. SPUS (Society of Pediatric Urologic Surgeons), 2009 meeting, September 10-12 in Canada, [*]

3. EUPSA (European Paediatric Surgeons’ Association), 10th EUPSA CONGRESS 2009 together with the 56th Annual Congress of the British Association of Paediatric Surgeons, June 17th - June 20th, 2009 in Graz, Austria, [*]

4. ESPU (European Society for Paediatric Urology) 20th Anniversary Congress of the ESPU, May 6-9, 2009 in Amsterdam, the Netherlands, [*]

5. ESCP (European Society of Colo Proctology), 4th Scientific Meeting, Wednesday 23 - Saturday 26 September 2009, Prague Congress Centre, [*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 8.1(c)

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.